DREYFUS FOUNDERS GROWTH FUND
                   (A SERIES OF DREYFUS FOUNDERS FUNDS, INC.)


                                                                    May 14, 2007

                     YOUR IMMEDIATE ATTENTION IS REQUESTED

Dear Shareholder:

Our records indicate that we have not received your vote on an important proposal affecting your investment in the Dreyfus Founders Growth Fund. For the reasons set forth in the proxy materials previously delivered to you, THE BOARD OF DIRECTORS OF DREYFUS FOUNDERS FUNDS, INC. RECOMMENDS THAT YOU VOTE IN FAVOR OF THE PROPOSAL AND BELIEVE THE PROPOSAL IS IN THE BEST INTEREST OF THE FUND'S SHAREHOLDERS.

YOUR VOTE IS IMPORTANT! Please take a moment now to vote your shares. For your convenience, we are enclosing another proxy card along with a pre-paid postage envelope.

Choose ONE of the following methods to vote your shares:
       ---

   TO SPEAK TO A PROXY VOTING SPECIALIST: Dial toll-free 1-888-684-2437 and a representative from Broadridge Financial Solutions, Inc., will assist you with voting your shares and answer any of your proxy-related questions. Representatives are available Monday - Friday 9:00 a.m. - 9:00 p.m. (Eastern
   Time) and Saturday, 10:00 a.m. to 6:00 p.m. (Eastern Time).

   VOTE BY TOUCH-TONE TELEPHONE: Dial the toll-free touch-tone voting number listed on your proxy card, enter the CONTROL NUMBER printed on your proxy card and follow the simple instructions. Telephone voting is available 24 hours a day, 7 days a week. THIS CALL IS TOLL-FREE. If you have received more than one proxy card with this reminder, you can vote each card during the call. Each card with a different control number should be voted.

   VOTE VIA THE INTERNET: Go to the website listed on your proxy card, enter the CONTROL NUMBER printed on your proxy card and follow the simple instructions. If you have received more than one proxy card with this reminder, you can vote each card on the website. Each card with a different control number should be voted.

   VOTE BY MAIL: Sign and date the enclosed proxy card and mail it back using the enclosed pre-paid postage envelope. If you have received more than one proxy card with this reminder, each card should be signed, dated and enclosed.

   YOUR VOTE IS IMPORTANT SO PLEASE VOTE YOUR SHARES TODAY!